Exhibit 99.1

Coast Distribution System Reports Third Quarter 2010 Results

Announces Three Year Extension of Bank Line of Credit

MORGAN HILL, Calif., Nov. 15, 2010 — The Coast Distribution System, Inc. (NYSE Amex: CRV) today reported financial results for the third quarter and nine months ended September 30, 2010.

The Company also announced that it has entered into an amendment to its bank credit line agreement which, among other things, extends the maturity date of its revolving credit line for three years, to July 10, 2014, from the current maturity date of July 10, 2011 and increases the borrowing base formula on receivables and inventory, allowing increased capacity on the existing asset base at a lower effective interest rate.

Third Quarter 2010 vs. 2009

Coast, one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV), boating and outdoor recreation industries, reported net income of $659,000, or $0.14 per diluted share, for the third quarter of 2010, compared to net income of $902,000, or $0.20 per diluted share for the third quarter of 2009. A decrease in gross profit led to a $276,000 decrease in pretax income, which was impacted further by a higher effective tax rate.

Net sales increased by 9.0%, to $32.2 million in the third quarter of 2010, compared to net sales of $29.6 million in the same quarter of 2009. The improvement was primarily attributable to increased sales of air conditioners. Gross margins were adversely impacted by a shift in revenue mix toward air conditioners, which typically yield lower margins, and by selected price reductions implemented in response to increased price competition.

On the balance sheet, accounts receivable at September 30, 2010 were flat, at $8.9 million, despite increased sales compared to the prior year. Inventories at September 30, 2010 were $27.2 million, an increase of $1.9 million compared with $25.3 million a year earlier, which was the result of the Company’s plan to optimize inventory levels in order to maximize customer fill rates and increased purchases of foreign-sourced proprietary products. Despite the higher levels of inventory, the Company’s revolving credit facility increased only slightly, to $9.4 million, from $9.2 million at September 30, 2009.

“Our financial results for the third quarter reflected the continued challenging conditions confronting our industry,” said Coast’s Chief Executive Officer Jim Musbach. “Given these conditions, it was not surprising that our revenue growth came at the cost of softer margins. As we work through the lingering economic conditions that have been adversely affecting consumers’ purchases and use of RVs and boats, we continue to maintain tight control over operating expenses to offset the downward pressure on margins caused by these conditions. We also remain focused on our objective of providing more of our branded products to customers in order to enhance both our margins and competitive position. Coast’s branded products accounted for more than a third of our sales in the first nine months of 2010.”

Nine Months Ended September 30, 2010 vs. 2009

For the nine-month period ended September 30, 2010, Coast reported net earnings of $1.9 million, or $0.41 per diluted share, on net sales of $91.0 million, compared with net earnings of $1.2 million, or $0.26 per diluted share, on net sales of $85.9 million in the same period of 2009. The increase in earnings was primarily attributable to the increase in net sales, cost savings that the Company realized in the first six months of 2010 as a result of cost-cutting measures first implemented in early 2009, and a decrease in other expense.

Musbach concluded: “Although market conditions have not improved, we believe we have reason for optimism in 2011 given the additional actions we are taking to improve our operations. We continue to hold the line on operating expenses and are looking at new areas for potential savings, including securing better terms on our credit line and lower rents on some of our real estate leases. Our efforts in this regard are intended to build a foundation for improved financial results as market conditions eventually improve.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North American’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 12,000 products through 17 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company, and its shares are listed on the American Stock Exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results and financial condition in the future may differ significantly from the future financial performance and financial condition expected at the current time. In particular, our sales and operating results are affected primarily by the volume of purchases and the usage by consumers of RVs and boats. As a result, we are subject to the risk that our sales and operating results will be adversely affected by any of the following conditions or circumstances, which are outside of our ability to control, because they can adversely affect the willingness and the ability of consumers to purchase and use RVs and boats and, therefore, their need for and willingness to purchase the products we sell: Declines in discretionary income and loss of confidence among consumers regarding economic conditions and tightening in the availability of and increases in the cost of consumer credit; increases in the costs of and shortages in the supply of gasoline; and unusually severe or extended winter weather conditions. Moreover, the recent economic recession and credit crisis may have longer term consequences for our business and future financial performance, because they (i) have caused the closure or bankruptcies of a large number of RV and boating dealers which could significantly reduce the number of aftermarket customers who purchase products from us in the future; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs and boats by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions; increases in price competition within our markets that could reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single-manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

These risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which the Company filed with the Securities and Exchange Commission on March 31, 2010, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above referenced 2009 Annual Report whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the American Stock Exchange.

THE COAST DISTRIBUTION SYSTEM, INC.

Condensed Consolidated Statements of Operations for the

Three and Nine Months Ended September 30, 2010 & 2009

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$32,245	$29,596	$90,994	$85,932
Cost of sales, including distribution costs	26,381	23,464	73,474	68,849

Gross profit	5,864	6,132	17,520	17,083
Selling, general and administrative expenses	4,734	4,707	14,301	14,794

Operating income	1,130	1,425	3,219	2,289
Other income (expense)
Interest	(141)	(140)	(444)	(488)
Other	(30)	(50)	(39)	(179)

	(171)	(190)	(483)	(667)

Earnings before income taxes	959	1,235	2,736	1,622
Income tax provision	$300	$333	871	446

Net earnings	$659	$902	$1,865	$1,176

Basic earnings per share	$0.15	$0.20	$0.42	$0.26

Diluted earnings per share	$0.14	$0.20	$0.41	$0.26

Condensed Consolidated Balance Sheet

	September 30, 2010	September 30, 2009
	(In thousands)
ASSETS
Cash	$7,020	$5,564
Accounts receivable	8,918	8,898
Inventories	27,173	25,304
Other current assets	2,010	2,773

Total Current Assets	45,121	42,539
Property, Plant & Equipment	1,852	2,380
Other Assets	2,576	2,635

Total Assets	$49,549	$47,554

LIABILITIES AND STOCKHOLDERS EQUITY

Accounts payable	$4,418	$4,429
Other current liabilities	3,543	12,531

Total Current Liabilities	7,961	16,960
Long term debt	9,441	—
Stockholders Equity	32,147	30,594

Total Liabilities and Stockholders’ Equity	$49,549	$47,554